SETTLEMENT AGREEMENT AND RELEASE


          This Settlement Agreement and Release is executed on March 1, 1995, by WILLIAM W. DAILY, P.O. Box 2648, Roswell, New Mexico 88202, herein referred to as Daily, and Hondo Oil & Gas Company, a Delaware corporation, 410 East College Blvd., Roswell, New Mexico 88201, herein referred to as Hondo.

                                        RECITALS

          A. Daily was employed by Hondo from May 1989 to December 1993 as a vice president responsible for international operations. On December 31, 1993, the employment relationship was terminated by Hondo.

          B. A dispute has arisen over the rights and benefits of Daily arising from the termination of the employment relationship.

          C. On November 15, 1993, the Board of Directors of Hondo awarded to Daily an option to purchase 25,000 shares of Hondo's common stock at $7.50 per share under Hondo's 1993 Stock Incentive Plan, subject to approval of the plan by Hondo's stockholders. The option expired by its terms without being exercisable upon the termination of the employment relationship.

          D. Daily and Hondo have agreed to compromise and settle any and all disputes and matters arising out of the employment relationship upon the terms of this agreement.

                                 AGREEMENT AND RELEASE

          Daily and Hondo agree as follows:

        1. Purpose; No Admission of Liability. The purpose of this agreement is to resolve dispute matters between the parties hereto, and to settle matters in controversy between the parties without litigation and further expense. Nothing contained herein shall be construed as an admission by Daily or Hondo of any liability or responsibility for any matters arising out of the employment relationship.

        2. Grant of Option. Hondo agrees to grant to Daily a non-qualified stock option to purchase 25,000 shares of Hondo's common stock at $7.50 per share. The option shall be exercisable in full beginning on the date of this agreement and ending on (a) the date one year thereafter, or (b) three months following completion and testing of (or suspension or abandonment of efforts to complete and test) the Opon No. 4 Well, and the public release of information about the results, whichever is later. The option shall be granted by an agreement in the form of Exhibit A attached hereto.

          Hondo will undertake to register, at Hondo's expense, under the Securities Act of 1933 the shares subject to the option. Hondo will file a registration statement for the shares before April 1, 1995, and use its best efforts to have the registration statement declared

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        effective by the Securities and Exchange Commission as soon as possible thereafter.

        3. Statement of Reasons for Termination. Hondo will provide to Daily a letter in the form of Exhibit B hereto stating that the termination of the employment relationship occurred because of economic considerations of Hondo and not for reasons of cause or fault of Daily. Hondo agrees that it will not make any statement to anyone regarding the reasons for termination of the employment relationship contrary to the statements of the letter.

        4. Mutual Release. ln consideration of the undertakings of Hondo in this agreement, Daily, for himself and his heirs, executors, and administrators, has remised, released, and forever discharged, and by these presents does, for himself and his heirs, executors, and administrators, remise, release, acquit, satisfy, and forever discharge Hondo, its successors and assigns, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law, or in equity, which against Hondo, Daily ever had, now has, or which his successors, heirs, executors or administrators, hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, including, but not limited to, any matter arising out of or in any way connected with the employment relationship between Daily and Hondo.

          In consideration of the undertakings of Daily in this agreement, Hondo, for itself and its successors and assigns, has remised, released, and forever discharged, and by these presents does for itself and its successors and assigns, remise, release, acquit, satisfy, and forever discharge Daily, his heirs, executors, and administrators, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law, or in equity, which against Daily, Hondo ever had, now has, or which its successors and assigns hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, including, but not limited to, any matter arising out of or in any way connected with the employment relationship between Daily and Hondo.

          The mutual releases hereby granted by Hondo and Daily shall not extend to any action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands arising or occurring, or based upon events occurring, after the date of this agreement.

        5. Confidentiality. The terms of this agreement shall remain confidential and not be disclosed to anyone by either party except (i) Hondo may disclose, on a need-to-know basis, the terms of this agreement

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        to its officers and directors; (ii) Daily and Hondo may disclose the terms of this agreement to their counsel; (iii) Daily may disclose and use the letter provided by Hondo in the form of Exhibit B for any purpose; and (iv) Daily and Hondo may disclose such terms of this agreement as may be necessary to comply with law, regulation or rule, including rules of the American Stock Exchange, and including, without limitation, any such disclosure required to accomplish registration of the shares as contemplated by this agreement; in all cases (except item [iii] of this paragraph), however, seeking whatever protection of confidentiality and against further disclosure as are reasonably available under the law.

        6. Binding Effect; Entire Agreement. This agreement shall enure to the benefit of, and be binding upon, Daily, his successors, heirs, executors or administrators. This agreement shall enure to the benefit of, and be binding upon, Hondo, its successors and assigns. The release given by Daily to Hondo shall include any obligations and agreements between Daily and any of Hondo's direct and indirect shareholders, including, without limitation, Lonrho Plc, and any rights or obligations granted under options for Lonrho Plc shares granted to Daily by Lonrho Plc. This agreement constitutes the entire agreement between the parties hereto, and supersedes any and all prior and contemporaneous understandings between the parties. This agreement may not be modified or amended except by a written document expressly referring to this agreement and signed by both parties.

        7. Advice of Counsel. Daily and Hondo acknowledge that each has had the opportunity to consult with their respective counsel concerning the subject matter of this agreement and its terms and are acting with the benefit of their counsel's advice.

        8. Choice of Law. This agreement shall be construed and interpreted in accordance with the laws of the State of New Mexico, without reference to choice of law provisions thereof that would refer the courts of the State of New Mexico to the laws of another jurisdiction.

          In witness whereof, Daily and Hondo have executed this release at Roswell, New Mexico, on the day and year first above written.

                                        /s/ William W. Daily
                                        _____________________________
                                        William W. Daily


                                        Hondo Oil & Gas Company


                                        By:/s/ John J. Hoey
                                        ______________________________
                                             John J. Hoey
                                             President and CEO





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                                       EXHIBIT A

                          NON-QUALIFIED STOCK OPTION AGREEMENT

          THIS AGREEMENT dated as of the 1st day of March, 1995, between Hondo Oil & Gas Company, a Delaware corporation (the "Corporation"), and William W. Daily ("Daily").

                                  W I T N E S S E T H

          WHEREAS, the Board of Directors of the Corporation on November 10, 1994, authorized the grant of an option to purchase all or any part of 25,000 authorized but unissued or treasury shares of the common stock, $1.00 par value, of the Corporation ("Common Stock") to Daily, for and in consideration of the promises and covenants of Daily made in a Settlement Agreement and Release between Daily and the Corporation of even date herewith and upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and in the Settlement Agreement and Release and the mutual benefits to be derived herefrom, the parties agree as follows:

          1. Grant of Option. Effective March 1, 1995 (the "Award Date"), the Corporation grants to Daily the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of 25,000 shares of the Common Stock, which will be duly registered with the appropriate authorities under applicable federal and state securities laws, at the price of $7.50 per share (the "Option"), exercisable from time to time, subject to the provisions of this Agreement, prior to the close of business on (a) the date one year after the Award Date, or (b) three months following completion and testing (or suspension or abandonment of efforts to complete and test) of the Opon No. 4 Well, and the public release of information about the results, whichever is later (the "Expiration Date").

          2. Exercisability of Option. The Option may be exercised as to all of shares set forth in Section 2 hereof on and after the Award Date.

          To the extent Daily does not at any one time purchase all or any part of the shares to which Daily is entitled, such right shall continue until the Option terminates or expires. Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number then available for purchase under the Option.

          3. Method of Exercise of Option. The Option shall be exercisable by the delivery to the Corporation of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment made in cash for the full purchase price of the shares to be purchased and any tax withholding, as determined by the Corporation, in its sole judgement, to be applicable. The Corporation agrees to fully cooperate with Daily in order that he may participate in a "cashless exercise" program with a brokerage firm of his choice, and to fully cooperate with such brokerage firm in the payment of the purchase price of the shares to be purchased and any applicable tax withholding.

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          4.   Adjustments.  If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Corporation as an entirety, then the Corporation shall, in such manner and to such extent (if any) as is appropriate and equitable, (1) proportionately adjust any or all of (a) the number, amount and type of shares of Common Stock (or other securities or property) subject to the Option, (b) the grant, purchase, or exercise price of the Option, (c) the securities, cash or other property deliverable upon exercise of the Option, or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of the Option or the cash, securities or property deliverable to Daily based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event.

          5. Effect of Death. The Option and all other rights hereunder, to the extent not exercised, shall not terminate if Daily dies and the Option may be exercised after death by Daily's personal representative or beneficiary, provided, however, that in no event may the Option be exercised by anyone under this Section or otherwise after the Expiration Date.

          6. Consideration to Corporation. The consideration for the granting of this Option by the Corporation is a Settlement and Release Agreement dated March 1, 1995, between Daily and the Corporation.

          7. Non-Transferability of Option. The Option and any other rights of Daily under this Agreement are nontransferable.

          8. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at is principal office located at 410 E. College Boulevard, Roswell, New Mexico 88201, to the attention of the Corporate Secretary and to Daily at the address given beneath Daily's signature hereto, or at such other address as either party may hereafter designate in writing to the other.













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          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and Daily has hereunto set his hand.

                                        HONDO OIL & GAS COMPANY
                                        (a Delaware corporation)


                                        By______________________
                                          John J. Hoey
                                          President and CEO



                                        ________________________
                                             (Signature)

                                        William W. Daily
                                        P.O. Box 2648
                                        Roswell, NM  88202




































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                                       EXHIBIT B



        TO WHOM IT MAY CONCERN:


          This is to advise that William W. Daily was employed by Hondo Oil & Gas Company as vice president in charge of international operations from May 1989 to December 1993. Mr. Daily's employment was terminated by mutual agreement for economic considerations. He was an employee in good standing at that time.



                                             Hondo Oil & Gas Company


                                        By:_____________________________________
                                             John J. Hoey
                                             President and CEO



































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